UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 7, 2020

The Estée Lauder Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $.01 par value	EL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

The Estée Lauder Companies Inc. (the “Company”) is providing the following disclosure that the Company included in a preliminary prospectus supplement filed on April 7, 2020 in connection with an offering of debt securities. The information in this report on Form 8-K should be read in conjunction with the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, including the risk factor entitled “A general economic downturn, or sudden disruption in business conditions may affect consumer purchases of discretionary items and/or the financial strength of our customers that are retailers, which could adversely affect our financial results,” as well as the information under the “Cautionary Note Regarding Forward-Looking Information” in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019.

As the global spread of COVID-19 rapidly continues, the Company remains first and foremost focused on the health and safety of its employees, beauty advisors and consumers. To help contain the spread of COVID-19, the Company has modified its business practices, including in response to legislation, executive orders and guidance from government entities and healthcare authorities (collectively, “COVID-19 Directives”). These directives include the temporary closing of businesses deemed “non-essential,” travel bans and restrictions, social distancing and quarantines.

As a result of COVID-19 Directives, most retail stores in The Americas and Europe, the Middle East & Africa, whether operated by the Company or its customers, are now closed, and air travel continues to be largely curtailed, primarily impacting the Company’s travel retail business.  However, in recent weeks, many retail stores have been reopening in Asia/Pacific, and sales growth of the Company’s products online have accelerated globally.

At this time, a majority of the Company’s facilities continue to manufacture and distribute products globally, albeit in a reduced capacity in light of the challenging environment. COVID-19 has also impacted some of the Company’s suppliers, including third-party manufacturers, logistics providers and other vendors. The Company is actively monitoring its supply chain and implementing mitigation plans. The Company is prioritizing areas of growth and cash generation among its geographic regions, product categories, brands and channels of distribution. The Company has implemented strict cost controls to help mitigate the loss of sales and to conserve cash while continuing to support employees. As the Company continues to actively monitor the situation, it may take further actions that affect its operations.

To enhance its financial flexibility and liquidity, the Company recently borrowed $1.3 billion under its $1.5 billion revolving credit facility, and it had approximately $200 million of commercial paper outstanding as of March 31, 2020. Beginning in early February 2020, the Company also suspended its repurchase of shares of the Company’s Class A Common Stock. The Company believes it has sufficient liquidity and flexibility to operate during the disruptions caused by COVID-19.

However, due to the uncertainty of the duration and severity of COVID-19 and the speed with which this pandemic is developing and impacting the Company and its consumers, customers and suppliers, the Company is not able to reasonably estimate the extent of the impact on the Company’s financial condition or results of operations at this time. There is no certainty that measures the Company takes will be sufficient to mitigate the risks posed by COVID-19.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

Date: April 7, 2020	By:	/s/ Tracey T. Travis
Tracey T. Travis
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

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